EXHIBIT 99.1

VELATEL ACQUIRES CONTROLLING INTEREST IN TELEPHONY SOLUTIONS PROVIDER ZAPNA

VelaTel has completed the acquisition of a 75% equity interest in Zapna ApS, a Denmark based provider of products, services, and solutions for telephony and broadband operators and subscribers

SAN DIEGO, CA–(April 5, 2012) – VelaTel Global Communications (OTCQB: VELA), www.velatel.com, a leader in deploying and operating wireless broadband and telecommunication networks worldwide, is pleased to announce that it has signed and closed a stock purchase agreement to acquire a 75% equity interest in Zapna, ApS, in exchange for 6,000,000 shares of VelaTel’s stock.  Zapna is a Denmark corporation that provides telecommunications solutions and services including SIM overlay cards and mobile applications to reduce long distance and roaming charges of retail and corporate users. Zapna also provides a full white label platform service for carrier partners, including voice and SMS terminations.

Zapna is currently providing services in several European countries (Sweden, Finland and Spain). Many of Zapna’s existing solutions for telephony services are well suited to VoIP and other data services provided by VelaTel and other broadband operators. Zapna’s 2011 revenues exceeded $1 million with approximately $110,000 positive EBITDA.  Based on additional contracts already in hand, Zapna expects substantial increased revenue during 2012, even before taking into account expected synergies based on providing services to VelaTel’s other operating subsidiaries and projects.  Zapna currently has 11 employees with headquarters in Denmark and a development team in Pakistan.  VelaTel’s President, Colin Tay, observed: “We are very pleased to make Zapna part of the VelaTel team.  Zapna has innovative solutions and strategic relationships that will provide many synergies with VelaTel’s current and planned operations.” Zapna´s Founder, Omair Khan, added: “Being part of the VelaTel family will give Zapna a huge opportunity to expand the business worldwide, and to be part of a successful team.”

About VelaTel Global Communications, Inc.
VelaTel acquires spectrum assets through acquisition or joint venture relationships, and provides capital, engineering, architectural and construction services related to the build-out of wireless broadband telecommunications networks, which it then operates by offering services attractive to residential, enterprise and government subscribers. VelaTel currently focuses on emerging markets where internet penetration rate is low relative to the capacity of incumbent operators to provide comparable cutting edge services, and/or where the entry cost to acquire spectrum is low relative to projected subscribers. VelaTel currently has project operations in People’s Republic of China and Peru. Additional target markets include countries in Latin America, the Caribbean, Southeast Asia and Eastern Europe. VelaTel’s administrative headquarters are in San Diego, California. For more information, please visit www.velatel.com.

Safe Harbor
This press release may contain forward-looking statements that involve risks and uncertainties. Actual results, events and performances could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making an investment decision.

VelaTel Contacts for Retail Investors:

Tim Matula
Investor Relations
(Toll Free) 1-877-260-9170
investors@velatel.com